Exhibit 5.2

Letterhead Gaboriault & Pearsall, P.C.

June 28, 2007

Valassis Communications, Inc.

19975 Victor Parkway

Livonia, Michigan 48152

Re:	Indenture made by Valassis Communications, Inc. (“Valassis”) and certain of its subsidiaries named therein (the “Subsidiary Guarantors”) with Wells Fargo Bank, National Association, as Trustee (the “Indenture”) and Note Guarantee made by certain Subsidiary Guarantors named on the signature page to the Indenture (the “Guarantee”) (collectively the “Guarantee Documents”).

Ladies and Gentlemen:

We have acted as special local counsel to Relationship Marketing Group, Inc. a Connecticut corporation (“RMG”) in connection with the Guarantee Documents. We understand and acknowledge that Valassis intends to file this opinion as an exhibit to a registration statement on Form S-4 (the “Registration Statement”) with the Securities & Exchange Commission, relating to the exchange by Valassis of $540,000,000 aggregate principal amount of 8 1/4% Senior Notes due 2015, which are being registered under the Registration Statement (the “Exchange Notes”), for a like principal amount of Valassis’ outstanding, unregistered 8 1/4% Senior Notes due 2015, issued on March 2, 2007 (the “Original Notes”). The Original Notes have been, and the Exchange Notes will be, issued pursuant to the Indenture and guaranteed by the Subsidiary Guarantors pursuant to the Guarantee. In such capacity, we have reviewed and relied upon an original or copy of the Guarantee Documents dated as of March 2, 2007.

We have also examined the following organizational documents of RMG (the “RMG’s Corporate Documents”):

(a)	Certified Copy of Amended and Restated Certificate of Incorporation filed with the Secretary of the State of Connecticut on April 24, 1998;

(b)	Certified Copy of Certificate of Amendment filed with the Secretary of the State of Connecticut on September 15, 1999;

(c)	Certified Copy of Certificate of Amendment filed with the Secretary of the State of Connecticut on October 8, 1999;

(d)	Certified Copy of Certificate of Amendment filed with the Secretary of the State of Connecticut on April 13, 2000;

(e)	Certified Copy of Certificate of Amendment filed with the Secretary of the State of Connecticut on November 4, 2002;

(f)	Good Standing Certificate issued by the Secretary of the State of Connecticut on June 25, 2007;

(g)	RMG By-laws; and

(h)	Written Consent in Lieu of Meeting of Board of Directors of RMG dated as of March 2, 2007.

In our examination, we have assumed the genuineness of all signatures and the authenticity of documents (originals or copies) submitted to us for review.

In rendering our opinion we have also examined such certificates of public officials, corporate documents and records and other certificates and instruments as we have deemed necessary for the purposes of the opinion herein expressed. As to various questions of fact material to our opinion, we have relied upon certificates and written statements of officers of RMG. As used in this opinion letter, the term “our actual knowledge” means the current knowledge, without any responsibility for due diligence, of the attorneys presently employed by this firm and involved with the transactions contemplated by the Guarantee Documents.

We have not made any investigation of, and do not express an opinion as to, any matters of title to any property (whether real, personal or mixed) or the priority of any liens, security interests or encumbrances affecting any RMG property.

We express no opinion with respect to the effect of any law other than the law of the State of Connecticut and the federal law of the United States. Based on the foregoing and upon such investigation as we have deemed necessary, and subject to the qualifications and exceptions herein contained, we are of the opinion that:

1. Based solely upon RMG’s Corporate Documents set forth above as items (a) through (e), RMG is a corporation duly organized, validly existing, and in good standing under the laws of the State of Connecticut.

2. RMG has the corporate power and authority to execute, deliver, and perform its obligations under the Guarantee Documents.

3. The execution and delivery of the Guarantee Documents by RMG and the performance of RMG’s obligations under the Guarantee Documents has been duly authorized by all requisite action of RMG and the Guarantee Documents have been duly executed and delivered by RMG.

4. The execution and delivery by RMG of the Guarantee Documents do not, and the performance by RMG of its obligations under the Guarantee Documents will not, (a) conflict with or violate any provision of RMG’s Corporate Documents, or (b) to our actual knowledge, (i) conflict with or violate or result in a breach of any of the provisions of, or constitute a default under, or result in the creation or imposition of a lien, charge or encumbrance upon any of the properties or assets of RMG pursuant to, any agreement or instrument to which RMG is a party or by which any of RMG’s properties are bound, or (ii) conflict with or violate any judgment, order, writ, injunction or decree binding on RMG, or (c) conflict with or violate any law, rule, regulation or ordinance applicable to RMG.

5. We have no actual knowledge of any material pending or threatened lawsuits, claims or criminal proceedings against RMG.

6. No authorization, consent or other approval of, notice to or filing with any Connecticut court, governmental authority or regulatory body is required to authorize or is required in connection with the execution, delivery or performance by RMG of the Guarantee Documents or the transactions contemplated thereby.

7. This Opinion Letter is issued subject to the following limitations:

(a) No Securities Law Opinion. We are not rendering any opinion with respect to any United States or state securities laws.

(b) Licensed Only in Connecticut. We are licensed to practice law in the State of Connecticut and we express no opinion with respect to the effect of any laws other than the laws of the State of Connecticut.

(c) Subsequent Events. We undertake no obligation to advise you of facts or changes in law occurring after the date of this Opinion Letter which might affect the opinions expressed herein.

(d) Captions. The captions in this Opinion Letter are for convenience of reference only and shall not limit, amplify or otherwise modify the provisions hereof.

The foregoing opinions may be relied upon by Valassis, its successors and/or assigns, and its counsel, McDermott Will & Emery LLP, but may not be relied upon by any other party. We hereby, however, consent to, and authorize Valassis to file this opinion as an exhibit to the Registration Statement and also consent to the use of our firm name under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Gaboriault & Pearsall, P.C.

2